Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street * Charleston, S.C. 29401
843-529-5933 * FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Dorothy B. Wright
Vice President
(843) 529-5931

FIRST FINANCIAL HOLDINGS, INC.
INCREASES CASH DIVIDEND

Charleston, South Carolina (October 28, 2005) -- First Financial Holdings, Inc. (Nasdaq: FFCH) today announced that its Board of Directors declared a quarterly cash dividend of $.24 per share. The dividend represents a 4.3% increase over the $.23 per share dividend paid last quarter and is the eighteenth increase in cash dividends since the first was paid in February, 1986. The dividend is payable November 25, 2005 to shareholders of record as of November 11, 2005.

          Commenting on the announcement, A. Thomas Hood, President and Chief Executive Officer, said, "The Company continues to achieve solid earnings, and the Board believes strongly that shareholders should share in the Company's success."

          First Financial Holdings, Inc. is a unitary thrift holding company with assets of $2.5 billion. Its subsidiary, First Federal Savings and Loan Association of Charleston, operates a total of 50 offices in South Carolina located in the Charleston Metropolitan area, Horry, Georgetown, Beaufort and Florence counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage, and trust services through First Southeast Insurance Services, The Kimbrell Insurance Group, Inc., First Southeast Investor Services, Inc., and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.